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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of HomeCom Communications, Inc. on Forms S-8 (File Nos. 333-68187, 333-60435, 333-60437) of our report, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, dated March 29, 1999, except as to Note 12, which is as of September 7, 1999, on our audits of the financial statements of HomeCom Communications, Inc. as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report is included in this Annual Report on Form 10-K/A.

                                                      PricewaterhouseCoopers LLP

Atlanta, Georgia
September 15, 1999